UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT: September 13, 2013
(Date of earliest event reported)
Hornbeck Offshore Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300
Covington, LA
(Address of Principal Executive Offices)

70433
(Zip Code)
(985) 727-2000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

On September 13, 2013, Hornbeck Offshore Services, Inc., or the Company, issued a notice of redemption for all of its outstanding 1.625% Convertible Senior Notes due 2026, or the Notes, pursuant to that certain Indenture dated as of November 13, 2006, or the Indenture, among the Company, the guarantors set forth therein and Wells Fargo Bank, National Association, as Trustee. The Company has elected to redeem the Notes on November 15, 2013, or the Redemption Date, at a redemption price of 100% of the principal amount thereof and accrued and unpaid interest to, but excluding, the Redemption Date. There are currently $250,000,000 in aggregate principal amount of Notes outstanding.
Holders may convert the Notes at any time prior to the close of business on November 12, 2013, at a conversion rate of 20.6260 shares of the Company's common stock per $1,000 principal amount of Notes with a related Observation Period (as defined in the Indenture) of October 8, 2013 through November 11, 2013. Holders who want to convert Notes must satisfy the requirements set forth in paragraph 5 of the Notes. In the event that holders elect to convert their Notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the principal amount of the Notes and delivering shares of common stock in settlement of any and all conversion obligations in excess of the principal amount (provided that the Company will pay cash in lieu of issuing fractional shares). If holders elect to convert their Notes, the counterparties to the previously disclosed convertible note hedge transactions entered into in 2006 concurrently with the execution of the Indenture and issuance of the Notes are contractually obligated to deliver common stock to the Company that will reduce or prevent equity dilution that would otherwise result from the conversion.
A copy of the press release announcing the redemption is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 - Financial Statements and Exhibits.
(d)        Exhibits.
99.1    Press Release, dated September 16, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: September 17, 2013	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer